Fifteenth Amendment to Automatic YRT Reinsurance Agreement

("Fifteenth Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*](herein the "Agreement"), by and between RiverSource Life Insurance Company (formerly IDS Life Insurance Company) ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, the Eleventh Amendment, the Twelfth Amendment, the Thirteenth Amendment and the Fourteenth Amendment to the Agreement, the global Amendment effective [*], and the General Amendment effective [*] ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended and incorporated as follows:

1.Exhibit B and Exhibit D of the Agreement, as amended by the Prior Amendments, are deleted and replaced by the attached revised Exhibit B and Exhibit D each marked "Revised [*]", [*]. Reinsurance premiums will be based on the new table shown in Schedule D-3. [*]

2.[*]

3.[*]

4.[*]

5.[*]

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Fifteenth Amendment is effective [*] upon execution by both of the undersigned parties. This Fifteenth Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Company	[*]

[*]

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-1

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

[*]

D-1

Schedule D-3

[*]

D3-1